Exhibit 3.1
BYLAWS
OF
INCYTE CORPORATION
(amended as of July 27, 2023)
Article I

MEETINGS OF STOCKHOLDERS
Section 1.Place of Meetings. All meetings of the stockholders shall be held at such place within or without the State of Delaware, or may not be held at any place, but may instead be held solely by means of remote communication, as may be fixed from time to time by the board of directors or the chief executive officer, or if not so designated, at the registered office of the corporation.
Section 2.Annual Meeting. Annual meetings of stockholders shall be held at such date and time as shall be designated from time to time by the board of directors or the chief executive officer and stated in the notice of meeting. At the annual meeting, the stockholders shall elect a board of directors pursuant to Article I, Section 10 of these bylaws.
Section 3.Special Meetings. Special meetings of the stockholders, for any purpose or purposes, may be called only by the board of directors or the chief executive officer.
Section 4.Advance Notice of Stockholder Nominees and Other Stockholder Proposals.
(a)The matters to be considered and brought before any annual or special meeting of stockholders shall be limited to only such matters, including the nomination and election of directors, as shall be brought properly before such meeting in compliance with the procedures set forth in this Article I, Section 4 or in Article I, Section 5 of these bylaws, as applicable).
(b)For any matter to be brought properly before the annual meeting of stockholders, the matter must be (i) specified in the notice of the annual meeting (or any supplement thereto) given by or at the direction of the board of directors or the chief executive officer, (ii) otherwise brought before the annual meeting by or at the direction of the board of directors or the chief executive officer or (iii) brought before the annual meeting by a stockholder who (A) is a stockholder of record of the corporation on the date the notice provided for in this Section 4 is received by the secretary of the corporation, (B) is entitled to vote at the annual meeting, and (C) complies with the procedures set forth in this Section 4 and applicable law, including the requirements of Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition to any other requirements under applicable law, the certificate of incorporation and these bylaws, written notice (the “stockholder notice”) of any nomination or other proposal must be timely and in proper written form and any proposal, other than a nomination, must constitute a proper matter for stockholder action.
(c)To be timely, the stockholder notice must be received by the secretary of the corporation at the principal executive office of the corporation not less than 90 nor more than 120 days prior to the first anniversary date of the annual meeting of stockholders for the preceding year; provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends within 60 days after such anniversary date (an annual meeting date outside such period being referred to herein

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as an “other meeting date”), the stockholder notice shall be given in the manner provided herein by the later of the close of business on (i) the date 90 days prior to such other meeting date or (ii) the tenth day following the date such other meeting date is first publicly announced or disclosed.
(d)To be in proper written form, the stockholder notice must contain the following information (the “stockholder information”):
(i) As to the stockholder providing the stockholder notice and any interested persons (as defined below), as applicable:
(A)    whether the stockholder is providing the stockholder notice at the request of a beneficial holder of shares;
(B)    whether any interested person has any agreement, arrangement or understanding (including any agreement that would be required to be disclosed pursuant to Item 5 or Item 6 of Schedule 13D (or any successor item) under the Exchange Act, regardless of whether the requirement to file a Schedule 13D is applicable to such person) with, or has received any financial assistance, funding or other consideration from, any other person with respect to the investment by such person in the corporation or the matter(s) the stockholder notice relates to, and, if so, the details thereof, including the name of such other person;
(C)    the name and address of all interested persons;
(D)    a complete listing of the record and beneficial ownership positions of all equity securities and debt instruments, whether held in the form of loans or capital market instruments, of the corporation or any of its subsidiaries held by all interested persons (including (1) the total number or amount owned, (2) the dates such shares or instruments were acquired and (3) the investment intent of such acquisitions);
(E)    whether and the extent to which any hedging, derivative or other transaction, agreement, arrangement or understanding is in place or has been entered into within the prior six months preceding the date of delivery of the stockholder notice by or for the benefit of any interested person with respect to the corporation or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction, agreement, arrangement or understanding is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings of the corporation, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of the corporation or its subsidiaries), or the effect or intent of which is to increase or decrease the voting power of such interested person (collectively, “derivative instruments”), and if so, a summary of the material terms thereof;
(F)    to the extent known by the stockholder giving the stockholder notice, (1) the names and addresses of any other stockholders or beneficial owners known to be supporting any matter set forth in such notice and (2) the class or series and number of shares of capital stock of the corporation that are owned beneficially or of record by such other stockholders or beneficial owners;
(G)    a written representation that the stockholder giving the stockholder notice is a holder of record of stock of the corporation that would be

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entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in the stockholder notice;
(H)    any other information that would be required to be provided by all interested persons pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder assuming that the interested persons were to request that the corporation include such matter in the corporation’s proxy statement; and
(I)    a representation as to whether any interested persons intends, or is or intends to be part of a group that intends, (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding shares that, together with shares owned by the interested persons and any such group, would be required to approve or adopt such business or elect the proposed nominee; (b) otherwise to solicit proxies from stockholders in support of such business or election and/or (c) to solicit proxies in support of any proposed nominee in accordance with Rule 14a-19 promulgated under the Exchange Act.
(ii) In addition to the foregoing requirements, if the stockholder notice relates to the nomination of directors, then such notice must also contain the following information as to each proposed nominee specified in the notice (each, a “stockholder nominee”):
(A)the name, age, business address and residence address of such stockholder nominee;
(B)a statement as to such stockholder nominee’s citizenship;
(C)    the principal occupation or employment of such stockholder nominee;
(D)    the information required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K under the Exchange Act(or the corresponding provisions of any successor regulation);
(E)    a complete and accurate description of all compensatory, payment, reimbursement, indemnification or other financial agreements, arrangements or understandings between or among the stockholder giving the stockholder notice, any interested person and such stockholder nominee and any other person(s) (including their names) in connection with such stockholder nominee’s nomination or service or action as a director, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act (or the corresponding provisions of any successor regulation) if the stockholder giving the stockholder notice and any interested person were the “registrant” for purposes of such rule and such stockholder nominee was a director or executive officer of such registrant;
(F)    a written questionnaire with respect to the background and qualifications of such stockholder nominee in the form required by the corporation (which form the stockholder giving the stockholder notice shall request in writing from the secretary and which the secretary shall provide to the stockholder within 10 days of receiving such request);

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(G)    details of any position held by such stockholder nominee as an officer or director of any competitor (that is, any entity that produces products, is developing product candidates or provides services that compete with, or could compete with, or are alternatives to the products produced, product candidates being developed or services provided by the corporation or its affiliates) of the corporation, within the 3 years preceding the submission of the stockholder notice;
(H)    such stockholder nominee’s written representation and agreement, in a form deemed satisfactory by the board of directors, that such stockholder nominee:
(1)will provide to the corporation such other information and certifications as it may reasonably request;
(2)will comply with the corporation’s processes for evaluating any person being considered for nomination to the board of directors, including an agreement to, at the reasonable request of the Nominating and Corporate Governance Committee of the board of directors, meet with the Nominating and Corporate Governance Committee to discuss matters relating to the nomination of such stockholder nominee to the board of directors, including the information provided by such nominee to the corporation in connection with his or her nomination and such nominee’s eligibility to serve as a member of the board of directors;
(3)will, if elected to serve as a member of the board of directors, (i) comply with applicable state or federal law, the rules of any stock exchange on which the corporation’s securities are traded, all of the corporation’s corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and guidelines applicable generally to the corporation’s directors (including the corporation’s Corporate Governance Guidelines and Board of Directors Code of Conduct and Ethics) and any other rules, regulations, policies or guidelines applicable to directors and (ii) be in compliance with any such laws, rules, and policies or guidelines that have been publicly disclosed;
(4)is not and will not become a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity (other than the corporation) in connection with his or her nomination, service or action as a nominee or a director of the corporation that has not been disclosed to the corporation, (ii) any agreement, arrangement or understanding with any person or entity as to how such stockholder nominee would vote or act on any issue or question as a director (a “voting commitment”) that has not been disclosed to the corporation or (iii) any voting commitment that could limit or interfere with such stockholder nominee’s ability to comply, if elected as a director of the corporation, with its fiduciary duties under applicable law;
(5)intends to serve a full term if elected as a director of the corporation; and

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(6)will provide facts, statements and other information in all communications with the corporation and its stockholders that are or will be true and correct in all material respects and that do not and will not omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading;
(I)    each nominee’s signed consent to serve as a director of the corporation if elected and to being named in the proxy statement as a nominee;
(J)    such information as may be necessary to enable the board of directors to make an informed determination as to whether such stockholder nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K under the Exchange Act (or the corresponding provisions of any successor regulation), the rules and regulations of the primary stock exchange upon which the corporation’s securities are traded, and any publicly disclosed standards used by the board of directors in determining and disclosing the independence of the corporation’s directors, including those applicable to a director’s service on the audit committee, compensation committee and any other committees of the board of directors (collectively, the “independence standards”); and
(K)    any other information relating to such stockholder nominee that is required to be disclosed in solicitations for proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-19 under the Exchange Act.
The corporation may also require any proposed stockholder nominee to furnish such other information as it may reasonably require to determine whether the nominee would be considered “independent” under the independence standards (the information described in this Section 4(d)(ii), the “nomination information”).
(iii)    In addition to the foregoing, if the stockholder notice involves a matter other than the nomination of directors, then such notice must also contain:
(A)a brief description of the business desired to be brought before the meeting (including the text of the proposal to be presented, including the text of any resolutions to be proposed for consideration by stockholders and, in the event that such business includes a proposal to amend the certificate of incorporation of the corporation or these bylaws, the language of the proposed amendment), and
(B) a written statement of the reasons why such stockholder favors the proposal (including the text of any reasons for the proposed business that will be disclosed in any proxy statement or supplement thereto to be filed with the Securities and Exchange Commission (the “SEC”)).
(e)Notwithstanding anything in this Section 4 to the contrary, in the event that the number of directors to be elected to the board of directors of the corporation is increased and either all of the nominees for director or the size of the increased board of directors is not publicly announced or disclosed by the corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder notice shall also be considered timely hereunder, but only with respect to nominees for any new positions created by such increase, if it shall be

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received by the secretary of the corporation at the principal executive office of the corporation not later than the close of business on the tenth day following the first date all of such nominees or the size of the increased board of directors shall have been publicly announced or disclosed.
(f)For any matter to be brought properly before a special meeting of stockholders, the matter must be set forth in the corporation’s notice of the meeting given by or at the direction of the board of directors or the chief executive officer. In the event that the corporation calls a special meeting of stockholders for the purpose of electing one or more persons to the board of directors, any stockholder who (A) is a stockholder of record on the date the notice provided for in this Section 4 is received by the secretary of the corporation, (B) is entitled to vote in such election of directors and (C) complies with the procedures set forth in this Section 4 and applicable law may nominate a person or persons (as the case may be), for election to the board of directors, if the stockholder notice required by this Section 4 shall be received by the secretary of the corporation at the principal executive office of the corporation not later than the close of business on the tenth day following the day on which the date of the special meeting and the nominees proposed by the board of directors to be elected at such meeting are first publicly announced or disclosed.
(g)Any stockholder providing a stockholder notice pursuant to this Section 4 must update the notice delivered and information previously provided to the corporation pursuant to this Section 4, if necessary, so that the information provided or required to be provided therein shall continue to be true and correct (i) as of the record date for the applicable meeting and (ii) as of the date that is 10 business days prior to the meeting (or any adjournment or postponement thereof), and such update must be received by the secretary of the corporation at the principal executive office of the corporation no later than five business days after the record date for such meeting (in the case of an update required to be made as of the record date) and no later than five business days prior to such meeting (in the case of an update required to be made as of 10 business days prior to such meeting or any adjournment or postponement thereof). The obligation of a stockholder to provide notice or an update pursuant to this Section 4 shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by such stockholder, extend any applicable deadlines under this Section 4 or enable or be deemed to permit such stockholder to change the proposal(s) or stockholder nominee(s) specified in the stockholder notice or to add new proposals or nominees after the deadlines hereunder have expired.
(h)Notwithstanding anything to the contrary in these bylaws, unless otherwise required by law, if any stockholder or other interested person (i) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act with respect to any proposed stockholder nominee and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) promulgated under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the corporation that such person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence), then the nomination of each such proposed stockholder nominee shall be disregarded, notwithstanding that proxies or votes in respect of the election of such proposed stockholder nominees may have been received by the corporation (which proxies and votes shall be disregarded). Upon request by the corporation, if any stockholder or other interested person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such person shall deliver to the corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.
(i)Any stockholder directly or indirectly soliciting proxies from other stockholders in respect of any proposal or nomination must use a proxy card color other than white, which shall be reserved for the exclusive use by the board of directors.

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(j)Only persons who are nominated in accordance with the procedures set forth in this Section 4 and Rule 14a-19 under the Exchange Act and, as applicable, Article I, Section 5 of these bylaws shall be eligible for election as directors of the corporation. In no event shall the postponement or adjournment of an annual meeting already publicly noticed, or any announcement of such postponement or adjournment, commence a new time period (or extend any time period) for the giving of notice as provided in this Section 4. This Section 4 shall not apply to (i) stockholder proposals made pursuant to Rule 14a-8 under the Exchange Act or (ii) the election of directors selected by or pursuant to the provisions of the certificate of incorporation relating to the rights of the holders of any class or series of stock of the corporation having a preference over the common stock as to dividends or upon liquidation to elect directors under specified circumstances.
(k)The person presiding at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether notice of nominees and other matters proposed to be brought before a meeting has been duly given in the manner provided in this Section 4 and, if not so given, shall direct and declare at the meeting that such nominees and other matters are not properly before the meeting and shall not be considered.
(l)Notwithstanding the foregoing provisions of this Section 4, unless otherwise required by law, if a stockholder does not comply with this Section 4, including by failing to provide the updated information required by clause (g) of Section 4, or if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present the proposed business or nomination specified in the stockholder notice, then the corporation need not present such business or nomination for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the corporation (with the determination as to whether to present such business or nomination to be made by the board of directors, the chief executive officer or the person presiding at the meeting in his, her or its sole discretion).
(m)For purposes of these bylaws,
(i)    a matter shall be deemed to have been “publicly announced or disclosed” if such matter is disclosed in a press release issued through Business Wire or PR Newswire or reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the SEC;
(ii)    a “qualified representative” of the stockholder must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of the writing) received by the corporation prior to the proposing of the business at the meeting by the stockholder stating that the person is authorized to act for the stockholder as proxy at the applicable meeting of stockholders;
(iii)    “group” shall have the meaning ascribed to such term under Section 13(d)(3) of the Exchange Act;
(iv)    “beneficially owned” shall have the meaning provided in Rules 13d-3 and 13d-5 under the Exchange Act; and
(v)    “interested persons” shall mean (1) the stockholder providing the applicable notice, (2) any person who is a member of a group with or otherwise acting in concert with such stockholder, (3) any beneficial holder on whose behalf the proposal or nomination, as applicable, is being made (other than a stockholder that is a depositary),

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(4) any affiliate or associate (each within the meaning of Rule 12b-2 under the Exchange Act) of such stockholder or any such beneficial owner and (4) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A, or any successor instructions) with such stockholder or such beneficial owner in respect of any proposals or nominations, as applicable.
Section 5.Proxy Access.
(a)Inclusion of Nominees in Proxy Statement. Subject to the provisions of this Section 5, if expressly requested in the relevant Nomination Notice (as defined below), the corporation shall include in its proxy statement for any annual meeting of stockholders:
(1)the names of any person or persons nominated for election (each, a “Nominee”), which shall also be included on the corporation’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to 20 Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the board of directors, all applicable conditions and complied with all applicable procedures set forth in this Section 5 (such Eligible Holder or group of Eligible Holders being a “Nominating Stockholder”);
(2)disclosure about each Nominee and the Nominating Stockholder required under the rules of the SEC or other applicable law to be included in the proxy statement;
(3)any statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of each Nominee’s election to the board of directors (subject, without limitation, to Article I, Section 5(e)(2) of these bylaws), if such statement does not exceed 500 words and fully complies with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9 (the “Supporting Statement”); and
(4)any other information that the corporation or the board of directors determines, in their discretion, to include in the proxy statement relating to the nomination of each Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section 5 and any solicitation materials or related information with respect to a Nominee.
For purposes of this Section 5, any determination to be made by the board of directors may be made by the board of directors, a committee of the board of directors or any officer of the corporation designated by the board of directors or a committee of the board of directors, and any such determination shall be final and binding on the corporation, any Eligible Holder, any Nominating Stockholder, any Nominee and any other person so long as made in good faith (without any further requirements). The person presiding at the applicable annual meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a Nominee has been nominated in accordance with the requirements of this Section 5 and, if not so nominated, shall direct and declare at the meeting that such Nominee shall not be considered.
(b)Maximum Number of Nominees.
(1)The corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Nominees than that number of directors constituting the greater of (i) two or (ii) 20% of the total number of directors of the

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corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section 5 (rounded down to the nearest whole number) (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (A) Nominees who the board of directors itself decides to nominate for election at such annual meeting; (B) Nominees who cease to satisfy, or Nominees of Nominating Stockholders that cease to satisfy, the eligibility requirements in this Section 5, as determined by the board of directors; (C) Nominees whose nomination is withdrawn by the Nominating Stockholder or who become unwilling to serve on the board of directors; (D) the number of incumbent directors who had been Nominees with respect to any of the preceding two annual meetings of stockholders and whose reelection at the upcoming annual meeting is being recommended by the board of directors; and (E) the number of Nominees for which the corporation shall have received one or more notices that a stockholder intends to nominate stockholder nominees at such annual meeting pursuant to Article I, Section 4 of these bylaws. In the event that one or more vacancies for any reason occur on the board of directors after the deadline for submitting a Nomination Notice as set forth in Article I, Section 5(d) of these bylaws but before the date of the annual meeting, and the board of directors resolves to reduce the size of the board of directors in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.
(2)If the number of Nominees pursuant to this Section 5 for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the corporation, each Nominating Stockholder will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Stockholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Article I, Section 5(d) of these bylaws, a Nominating Stockholder or a Nominee ceases to satisfy the eligibility requirements in this Section 5, as determined by the board of directors, a Nominating Stockholder withdraws its nomination or a Nominee becomes unwilling to serve on the board of directors, whether before or after the mailing or other distribution of the definitive proxy statement, then the nomination shall be disregarded, and the corporation: (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder and (2) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that a Nominee will not be included as a nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.
(c)Eligibility of Nominating Stockholder.
(1)An “Eligible Holder” is a person who has either (A) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 5(c) continuously for the three-year period specified in clause (c)(2) of this Section 5 below or (B) provided to the secretary of the corporation, within the time period referred to in Article I, Section 5(d) of these bylaws, evidence of such person’s continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the board of directors determines would be deemed acceptable for purposes of a stockholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).

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(2)An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section 5 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the corporation’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting. Two or more funds that are (x) under common management and investment control, (y) under common management and funded primarily by a single employer or (z) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended (or any successor rule), shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the corporation that demonstrates that the funds meet the criteria set forth in (x), (y) or (z) hereof. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 5, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any stockholder cease to satisfy the eligibility requirements in this Section 5, as determined by the board of directors, or withdraw from a group of Eligible Holders at any time prior to the annual meeting of stockholders, the group of Eligible Holders shall only be deemed to own the shares held by the remaining members of the group.
(3)The “Minimum Number” of shares of the corporation’s common stock means 3% of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the corporation with the SEC prior to the submission of the Nomination Notice.
(4)For purposes of this Section 5, an Eligible Holder “owns” only those outstanding shares of the corporation as to which the Eligible Holder possesses both:
(A)the full voting and investment rights pertaining to the shares; and
(B)the full economic interest in (including the opportunity for profit and risk of loss on) such shares;
provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (i) purchased or sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (ii) sold short by such Eligible Holder, (iii) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (iv) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates.

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An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has the power to recall such loaned shares on three business days’ notice, has recalled such loaned shares as of the date of the Nomination Notice and continues to hold such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the corporation are “owned” for these purposes shall be determined by the board of directors.
(5)No Eligible Holder shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any Eligible Holder appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice.
(d)Nomination Notice. To nominate a Nominee, the Nominating Stockholder must, no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the corporation mailed its proxy statement for the prior year’s annual meeting of stockholders, submit to the secretary of the corporation at the principal executive office of the corporation all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before the anniversary date of the prior year’s annual meeting of stockholders and ends 60 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the tenth day following the date such Other Meeting Date is first publicly announced or disclosed:
(1)A copy of the Schedule 14N (or any successor form) relating to each Nominee, completed and filed with the SEC by the Nominating Stockholder as applicable, in accordance with SEC rules;
(2)The written consent of each Nominee to being named in the corporation’s proxy statement, form of proxy and ballot as a nominee and to serving as a director, if elected
(3)As to each Nominating Stockholder and any interested persons, the stockholder information (as defined in Article I, Section 4(d)(i) of these bylaws)
(4)A written notice, in a form deemed satisfactory by the board of directors, of the nomination of each Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):
(A)as to each Nominee, the nomination information (as defined in Article I, Section 4(d)(ii) of these bylaws);

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(B)the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;
(C)a representation and warranty that the Nominating Stockholder acquired the securities of the corporation in the ordinary course of business and did not acquire, and is not holding, securities of the corporation for the purpose or with the effect of influencing or changing control of the corporation;
(D)a representation and warranty that each Nominee’s candidacy or, if elected, board membership would not violate applicable state or federal law or the rules of any stock exchange on which the corporation’s securities are traded;
(E)a representation and warranty that each Nominee:
(i)    does not have any direct or indirect relationship with the corporation that would cause the Nominee to be considered not independent pursuant to the corporation’s Corporate Governance Guidelines as most recently published on its website and otherwise qualifies as independent under the independence standards;
(ii)    meets the audit committee and compensation committee independence requirements under the independence standards;
(iii)    is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);
(iv)    is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); and
(v)    is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 (the “Securities Act”) or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Nominee;
(F)a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Article I, Section 5(c) of these bylaws and has provided evidence of ownership to the extent required by Article I, Section 5(c)(1) of these bylaws;
(G)a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Article I, Section 5(c) of these bylaws through the date of the annual meeting and a statement regarding the Nominating Stockholder’s intent with respect to

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continued ownership of the Minimum Number of shares for at least one year following the annual meeting;
(H)a representation and warranty that the Nominating Stockholder has not and will not engage in a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-1(l)(2)(iv)) (or any successor rules) with respect to the annual meeting, other than with respect to a Nominee or any nominee of the board of directors;
(I)a representation and warranty that the Nominating Stockholder will not use any proxy card other than the corporation’s proxy card in soliciting stockholders in connection with the election of a Nominee at the annual meeting;
(J)a representation and warranty that the Nominating Stockholder has not nominated and will not nominate for election to the board of directors at the annual meeting any person other than the Nominee(s) being nominated pursuant to this Section 5;
(K)if desired, a Supporting Statement; and
(L)in the case of a nomination by a group, the designation by all group members of one group member that is authorized to receive communications, notices and inquiries from the corporation and to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;
(5)An executed agreement, in a form deemed satisfactory by the board of directors, pursuant to which the Nominating Stockholder (including each group member) agrees:
(A)to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;
(B)to file with the SEC any written solicitation or other written communication with the corporation’s stockholders relating to one or more of the corporation’s directors or director nominees or any Nominee, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;
(C)to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or any of its Nominees with the corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice;
(D)to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of or relating to (1) the Nominating

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Stockholder’s nomination and/or efforts to elect its Nominee(s) pursuant to this Section 5 or (2) a failure or alleged failure of the Nominating Stockholder or any of its Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this Section 5;
(E)in the event that any information included in the Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any group member), with the corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Stockholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Article I, Section 5(c) of these bylaws, to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the corporation and any other recipient of such communication of (i) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (ii) such failure.
The information and documents required by this Section 5(d) to be provided by the Nominating Stockholder shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and 6(d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 5(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the secretary of the corporation.
A Nominating Stockholder providing a Nomination Notice under this Section 5 must update such notice and the information previously provided to the corporation pursuant to this Section 5, if necessary, so that the information provided or required to be provided therein shall continue to be true and correct (A) as of the record date for the applicable meeting and (B) as of the date that is 10 business days prior to the meeting (or any adjournment or postponement thereof), and such update must be received by the secretary of the corporation at the principal executive office of the corporation no later than five business days after the record date for such meeting (in the case of an update required to be made as of the record date) and no later than five business days prior to for such meeting (in the case of an update required to be made as of 10 business days prior to such meeting or any adjournment or postponement thereof). The obligation of a Nominating Stockholder to provide notice or an update pursuant to this Section 5 shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by Nominating Stockholder, extend any applicable deadlines under this Section 5 or enable or be deemed to permit a Nominating Stockholder who has previously submitted notice under this Section 5 to amend or update any nomination (other than solely to cure such deficiency) or to submit any new nomination, including by changing or adding nominees.
(e)Exceptions.
(1)Notwithstanding anything to the contrary contained in this Section 5, the corporation may omit from its proxy statement any Nominee and any information

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concerning such Nominee (including a Nominating Stockholder’s Supporting Statement) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Nominee, if:
(A)the corporation receives a notice pursuant to Article I, Section 4 of these bylaws that a stockholder intends to nominate a candidate for director at the annual meeting, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the corporation;
(B)the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of stockholders to present the nomination submitted pursuant to this Section 5, the Nominating Stockholder withdraws its nomination or the person presiding at the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 5 and shall therefore be disregarded;
(C)the board of directors determines that such Nominee’s nomination or election to the board of directors would result in the corporation violating or failing to be in compliance with the corporation’s bylaws or certificate of incorporation or any applicable law, rule or regulation to which the corporation is subject, including any rules or regulations of the primary stock exchange on which the corporation’s common stock is traded;
(D)such Nominee was nominated for election to the board of directors pursuant to this Section 5 at one of the corporation’s two preceding annual meetings of stockholders and either withdrew, became ineligible or received a vote of less than 25% of the shares of common stock entitled to vote for such Nominee;
(E)such Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or
(F)the corporation is notified, or the board of directors determines, that the Nominating Stockholder or the Nominee has failed to continue to satisfy the eligibility requirements described in Article I, Section 5(c) of these bylaws, any of the information provided or the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Nominee becomes unwilling or unable to serve on the board of directors or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or such Nominee under this Section 5.
(2)Notwithstanding anything to the contrary contained in this Section 5, the corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Nominee included in the Nomination Notice, if the board of directors determines that:

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(A)such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;
(B)such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to any person; or
(C)the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.
(f)    The corporation may solicit against, and include in the proxy statement its own statement relating to, any Nominee.
Section 6.Notice of Meetings. Except as otherwise provided by law, written notice of each meeting of stockholders, annual or special, stating the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than 10 nor more than 60 days before the date of the meeting, to each stockholder entitled to vote at such meeting in accordance with Article IV, Section 1 of these bylaws. Notice of a meeting shall be deemed to have been given to all stockholders of record who share an address if notice is given in accordance with the “householding” rules set forth in the rules of the Exchange Act and Section 233 of the General Corporation Law of the State of Delaware (the “DGCL”).
Section 7.Voting List. The officer who has charge of the stock ledger of the corporation or the transfer agent shall prepare and make, no later than the 10th day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date. Nothing in this Section 7 shall require the corporation to include electronic mail addresses or other electronic content information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of 10 days ending on the day before the meeting date, (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during ordinary business hours, at the principal place of business of the corporation. The corporation may take reasonable steps to ensure that such information on a reasonably accessible electronic network is available only to stockholders of the corporation.
Section 8.Quorum. The holders of a majority of the stock issued and outstanding and entitled to vote on a matter at the meeting, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by law, the certificate of incorporation or these bylaws. For purposes of the foregoing, where a separate vote by class or classes is required for any matter, the holders of a majority of the outstanding shares of such class or classes, present in person or represented by proxy, shall constitute a quorum to take action with respect to the vote on that matter. Two or more classes or series of stock shall be considered a single class if the holders thereof are entitled to vote together as a single class at the meeting. In the absence of a quorum of the holders of any class of stock entitled to vote on a matter, either (i) the stockholders of such class so present or represented may, by majority vote, adjourn the meeting of such class from time to time in the

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manner provided by Article I, Section 9 of these bylaws until a quorum of such class shall be so present or represented or (ii) the person presiding at the meeting may on his or her own motion adjourn the meeting from time to time in the manner provided by Article I, Section 9 of these bylaws until a quorum of such class shall be so present and represented.
Section 9.Adjournments. Any meeting of stockholders may be adjourned from time to time for any reason, whether or not a quorum is present, by the board of directors, the chief executive officer or the person presiding at the meeting of stockholders to reconvene at any other time and to any other place, if any, at which a meeting of stockholders may be held under these bylaws, and notice need not be given of any such adjourned meeting if the time and place, if any, and the means of remote communication, if any, shall be (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with Section 232 of the DGCL. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
Section 10.Action at Meetings.
(a)When a quorum is present at any meeting, the vote of the holders of a majority of the voting power of the capital stock present in person or represented by proxy and entitled to vote on the question shall decide any question brought before such meeting, unless the question is one upon which by express provision of law, the certificate of incorporation or these bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question.
(b)At any meeting of stockholders at which directors are to be elected, when a quorum is present: (i) each nominee in an uncontested election shall be elected by the vote of the majority of the votes cast with respect to that director’s election; and (ii) in a contested election, the directors shall be elected by a plurality vote of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors. For purposes of this Section 10, (i) a “contested election” is an election for which (A) the secretary of the corporation receives a notice pursuant to these bylaws that a stockholder intends to nominate a director or directors, (B) such proposed nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date the corporation first mails to stockholders its notice of meeting for such meeting election, and (C) the number of nominees exceeds the number of directors to be elected in such election; (ii) a “majority of the votes cast” shall mean the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election; and (iii) “votes cast” shall mean votes of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors and shall include “against” votes and exclude abstentions and broker non-votes with respect to that director’s election.
Section 11.Voting and Proxies. Unless otherwise required by law or provided in the certificate of incorporation, each stockholder shall at every meeting of the stockholders be entitled to one vote for each share of capital stock having voting power held of record by such stockholder. Each stockholder entitled to vote at a meeting of stockholders, or to express consent or dissent to corporate action in writing without a meeting, may authorize another person or persons to act for such stockholder by proxy in the manner authorized by Section 212 of the DGCL, but no such proxy shall be voted or acted upon after three years from its date, unless the

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proxy provides for a longer period. All proxies must be filed with the secretary of the corporation or the inspector of election for the meeting at the beginning of such meeting in order to be counted in any vote at the meeting. Subject to the limitation set forth in the last clauses of the second preceding sentence, a duly executed proxy that does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the person executing it, before the vote pursuant to that proxy, by a writing delivered to the corporation stating that the proxy is revoked or by a subsequent proxy executed by, or attendance at the meeting and voting in person by, the person executing the proxy, or (ii) written notice of the death or incapacity of the maker of that proxy is received by the corporation before the vote pursuant to that proxy is counted. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally. Voting at meetings of stockholders need not be by written ballot unless so directed by the person presiding at the meeting or the board of directors.
Section 12.Action Without Meeting. Any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.
Section 13.Organization. Meetings of stockholders shall be presided over by the chair of the board of directors, if any, or in the absence of the chair of the board of directors by the vice chair of the board of directors, if any, or in the absence of the vice chair of the board of directors by the lead independent director of the board of directors, or in the absence of the lead independent director of the board of directors by the president, or in the absence of the president by a vice president, or in the absence of the foregoing persons by a person designated by the board of directors, or in the absence of such designation by a person chosen at the meeting. The secretary, or in the absence of the secretary an assistant secretary, shall act as secretary of the meeting, but in the absence of the secretary and any assistant secretary the person presiding at the meeting may appoint any person to act as secretary of the meeting.
The order of business at each such meeting shall be as determined by the person presiding at the meeting. The board of directors may adopt by resolution such rules and regulations for the conduct of the meeting as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the board of directors, the person presiding at the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as, in the judgment of such person, are necessary or desirable for the proper conduct of the meeting, including, without limitation, (i) establishing procedures for the maintenance of order and safety, (ii) establishing limitations on the time allotted to questions or comments on the affairs of the corporation, (iii) establishing restrictions on entry to such meeting after the time prescribed for the commencement thereof, (iv) establishing limitations on attendance and participation at the meeting to stockholders of record, their duly authorized proxies and such other individuals as the person presiding at the meeting may determine, (v) establishing the opening and closing of the voting polls, for each item on which a vote is to be taken, (vi) determining and declaring that a matter, business or nomination was not properly brought before the meeting, (vii) removing any stockholder or any other individual who refuses to comply with meeting rules, regulations and procedures as set forth by the board of directors or the person presiding at the meeting, (viii) concluding the meeting or adjourning or postponing the meeting, whether or not a quorum is present, to a later date or time

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and at the same or some other place, if any, or by means of remote communication and (ix) restricting the use of audio/video recording devices and cell phones at the meeting.
Section 14.Inspectors. Prior to any meeting of stockholders, the board of directors or the president shall appoint one or more inspectors to act at such meeting and make a written report thereof and may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at the meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall (i) ascertain the number of shares outstanding and the voting power of each, (ii) determine the shares represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (v) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons to assist them in the performance of their duties. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxy or vote, nor any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls. In determining the validity and counting of proxies and ballots, the inspectors shall conduct the examination in accordance with, consider such information as is permitted by, applicable law.
Article II

DIRECTORS
Section 1.Number, Election, Tenure and Qualification. The number of directors that shall constitute the whole board of directors shall be determined from time to time by resolution of the majority of the directors then in office, provided that the whole board of directors shall consist of at least one member. No decrease in the number of authorized directors shall have the effect of removing any director before that director’s term of office expires. The directors shall be elected at the annual meeting or at any special meeting of the stockholders, except as otherwise provided in these bylaws, and each director elected shall hold office until such director’s successor is duly elected and qualified or until such director’s earlier resignation, removal, death or incapacity. Directors need not be stockholders.
Section 2.Vacancies. Sole power to fill newly created directorships resulting from any increase in the authorized number of directors and vacancies occurring in the board of directors for any reason, whether because of death, resignation, disqualification or any other reason, shall be vested in the board of directors through action by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and a director so chosen shall hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until such director’s earlier resignation, removal, death or incapacity.
Section 3.Resignation and Removal. Any director may resign at any time by providing written notice to the corporation at its principal place of business or to the chief executive officer or the secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event, in which case it shall be effective at such later time or upon the happening of such event, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective and unless otherwise specified therein, no acceptance of such resignation shall be

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necessary to make it effective. Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, unless otherwise specified by law or the certificate of incorporation.
Section 4.General Powers. The business and affairs of the corporation shall be managed by or under the direction of its board of directors, which may exercise all powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by these bylaws directed or required to be exercised or done by the stockholders.
Section 5.Chair of the Board of Directors; Vice Chair of the Board of Directors. If the board of directors appoints a chair of the board of directors, the chair of the board of directors shall, when present, preside at all meetings of the stockholders and the board of directors. The chair of the board of directors shall perform such duties and possess such powers as are customarily vested in the office of the chair of the board of directors or as may be vested by the board of directors. The board of directors may appoint a vice chair of the board of directors. The vice chair of the board of directors shall perform such duties and possess such powers as may be vested in the vice chair by the board of directors. In the absence or disability of the chair of the board of directors, the vice chair of the board of directors shall also perform the duties and exercise the powers of the chair of the board of directors.
Section 6.Place of Meetings. The board of directors may hold meetings, both regular and special, either within or without the State of Delaware or solely by means of remote communication.
Section 7.Regular Meetings. Regular meetings of the board of directors may be held without notice at such time and at such place, if any, or by means of remote communication as shall from time to time be determined by the board of directors; provided that any director who is absent when such a determination is made shall be given prompt notice of such determination. A regular meeting of the board of directors may be held without notice immediately after and at the same place or by the same means of remote communication as the annual meeting of stockholders.
Section 8.Special Meetings. Special meetings of the board of directors may be called by the chair of the board of directors, the chief executive officer, the secretary, or on the written request of two or more directors, or by one director in the event that there is only one director in office. Reasonable notice, delivered either personally or by mail, courier or electronic means sent to a director’s business address, home address or electronic mail address, shall be given to each director by the secretary or the chair of the board of directors or by the officer or one of the directors calling the meeting. A notice or waiver of notice of a meeting of the board of directors need not specify the purposes of the meeting.
Section 9.Quorum, Action at Meeting, Adjournments. At all meetings of the board of directors, a majority of directors then in office, but in no event less than one-third of the entire board of directors, shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by law or by the certificate of incorporation. For purposes of this Section 9, the term “entire board of directors” shall mean the number of directors last fixed by the stockholders or directors, as the case may be, in accordance with law and these bylaws; provided, however, that if less than all the number so fixed of directors were elected, the “entire board of directors” shall mean the greatest number of directors so elected to hold office at any one time pursuant to such authorization. If a quorum shall not be present at any meeting of the board of directors, a majority of the directors present

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thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.
Section 10.Action by Consent. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting, if all members of the board of directors or committee thereof, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board of directors, or committee thereof. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 11.Remote Participation. Unless otherwise restricted by law, the certificate of incorporation or these bylaws, members of the board of directors or of any committee thereof may participate in a meeting of the board of directors or of any committee, as the case may be, by means of conference telephone, electronic or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
Section 12.Committees. The board of directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the board of directors, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it, but no such committee shall have the power or authority in reference to amending the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation’s property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the bylaws of the corporation; and, unless the resolution designating such committee or the certificate of incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. Each committee shall keep regular minutes of its meetings and make such reports to the board of directors as the board of directors may request. Except as the board of directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the board of directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these bylaws for the conduct of its business by the board of directors.
Section 13.Compensation. Unless otherwise restricted by the certificate of incorporation or these bylaws, the board of directors shall have the authority to fix from time to time the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and the performance of their responsibilities as directors and may be paid a fixed sum for attendance at each meeting of the board of directors and/or a stated salary as director. No such payment shall preclude any director from serving the corporation or its parent or subsidiary corporations in any other capacity and receiving compensation therefor. The board of directors may also allow compensation for members of special or standing committees for service on such committees.

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Article III

OFFICERS
Section 1.Enumeration. The officers of the corporation shall be chosen by the board of directors and shall include a president, a secretary and a chief financial officer or treasurer and such other officers with such titles, terms of office and duties as the board of directors may from time to time determine, including one or more vice-presidents, and one or more assistant secretaries and assistant treasurers. If authorized by resolution of the board of directors, the chief executive officer may be empowered to appoint from time to time assistant secretaries and assistant treasurers. Any number of offices may be held by the same person, unless the certificate of incorporation or these bylaws otherwise provide.
Section 2.Tenure. Each officer of the corporation shall hold office until such officer’s successor is elected and qualified, unless a different term is specified in the vote choosing or appointing an officer, or until such officer’s earlier death, resignation or removal. Any officer elected or appointed by the board of directors or by the chief executive officer may be removed at any time by the affirmative vote of a majority of the board of directors or a committee duly authorized to do so, except that any officer appointed by the chief executive officer may also be removed at any time by the chief executive officer. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the corporation, and the election of an officer shall not of itself create contractual rights. Any vacancy occurring in any office of the corporation may be filled by the board of directors, at its discretion. Any officer may resign by delivering a written resignation to the corporation at its principal place of business or to the chief executive officer or the secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event, in which case it shall be effective at such later time or upon the happening of such event, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective.
Section 3.Powers and Duties. The officers of the corporation shall have such powers and duties in the management of the corporation as shall be stated in these bylaws or in a resolution of the board of directors which is not inconsistent with these bylaws and, to the extent not so stated, as generally pertain to their respective offices, subject to the control of the board of directors. The secretary shall have the duty to record the proceedings of the meetings of the stockholders, the board of directors and any committees in a book to be kept for that purpose.
Section 4.Bond. If required by the board of directors, any officer shall give the corporation a bond in such sum and with such surety or sureties and upon such terms and conditions as shall be satisfactory to the board of directors, including without limitation a bond for the faithful performance of the duties of such officer’s office and for the restoration to the corporation of all books, papers, vouchers, money and other property of whatever kind in such officer’s possession or under such officer’s control and belonging to the corporation.
Article IV

NOTICES
Section 1.Delivery. Whenever, under the provisions of law, or of the certificate of incorporation or these bylaws, written notice is required to be given to any director or stockholder, such notice may be given by mail, addressed to such director or stockholder, at the address of such director or stockholder as it appears on the records of the corporation, with postage thereon prepaid, or by any other means, including electronic means, permitted by law.

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Such notice shall be deemed to be given (i) if mailed, when deposited in the United States mail or delivered to a nationally recognized courier service, (ii) if sent by electronic mail, when delivered to an electronic mail address at which the director or stockholder has consented to receive such notice and (iii) if transmitted by a posting on an electronic network together with separate notice of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice. Oral notice or other in-hand delivery (in person or by telephone) shall be deemed given at the time it is actually given. For purposes of these bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form through an automated process.
Section 2.Waiver of Notice. Whenever any notice is required to be given by law, the certificate of incorporation or these bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person, either in person or by proxy, at any meeting shall constitute a waiver of notice of such meeting, except where a person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.
Article V

INDEMNIFICATION
Section 1.Actions Other than by or in the Right of the Corporation. Subject to Section 4 of this Article V, the corporation shall indemnify any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, and the corporation may indemnify any person who is or was an employee or agent of the corporation, in each case who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against all expenses, liabilities and losses (including attorneys’ fees and related disbursements, judgments, fines, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
Section 2.Actions by or in the Right of the Corporation. Subject to Section 4 of this Article V, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against all expenses (including attorneys’ fees and related

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disbursements) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.
Section 3.Success on the Merits. To the extent that any person described in Section 1 or 2 of this Article V has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in said Sections, or in defense of any claim, issue or matter therein, such person shall be indemnified against all expenses (including attorneys’ fees and related disbursements) actually and reasonably incurred by such person in connection therewith.
Section 4.Specific Authorization. Any indemnification under Section 1 or 2 of this Article V (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be, of this Article V. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders of the corporation.
Section 5.Advance Payment. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the manner provided for in Section 4 of this Article V upon receipt of an undertaking by or on behalf of any person described in said Section to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification by the corporation as authorized in this Article V or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such person is entitled.
Section 6.Non-Exclusivity. The indemnification and advancement of expenses provided by this Article V shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent of the corporation and shall inure to the benefit of the heirs, executors and administrators of such a person; provided, however, that any repeal or amendment of any of the provisions of this Article V shall not adversely affect any right or protection of any person entitled to indemnification existing at the time of such repeal or amendment. The rights to indemnification and advancement of expenses provided by this Article V shall be contract rights.
Section 7.Insurance. The corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against such person and incurred by such person in

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any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the provisions of this Article V.
Section 8.Subrogation. In the event of any payment under this Article V, the corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the person entitled to indemnification (under any insurance policy or otherwise), who shall execute all papers required and shall do everything necessary to secure such rights, including the execution of such documents necessary to enable the corporation to effectively bring suit to enforce such rights.
Section 9.Severability. If any word, clause or provision of this Article V or any award made hereunder shall for any reason be determined to be invalid, the provisions hereof shall not otherwise be affected thereby but shall remain in full force and effect, and the affected word, clause or provision shall be given the fullest possible enforcement in the circumstances, it being the intention of the corporation to afford indemnification and advancement of expenses to its directors, officers, employees and agents, acting in such capacities or in the other capacities mentioned herein, to the fullest extent permitted by law.
Section 10.Intent of Article. The intent of this Article V is to provide for indemnification to the fullest extent not prohibited by Section 145 of the DGCL. To the extent that such section or any successor section may be amended or supplemented from time to time, this Article V shall be amended automatically and construed so as to permit indemnification to the fullest extent from time to time not prohibited by law.
Article VI

CAPITAL STOCK
Section 1.Certificates of Stock. Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by, any two authorized officers of the corporation, certifying the number of shares owned by such holder in the corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. Certificates may be issued for partly paid shares and in such case upon the face or back of the certificates issued to represent any such partly paid shares, the total amount of the consideration to be paid therefor, and the amount paid thereon shall be specified.
Section 2.Lost Certificates. The corporation may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or such owner’s legal representative, to give reasonable evidence of such loss, theft or destruction, to advertise the same in such manner as it shall require, to indemnify the corporation in such manner as it may require, and/or to give the corporation a bond or other adequate security in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of such new certificate.

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Section 3.Transfer of Stock. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares, duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, and proper evidence of compliance with other conditions to rightful transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Upon receipt of proper transfer instructions and proper evidence of compliance of other conditions to rightful transfer from the registered owner of uncertificated shares, such uncertificated shares shall be canceled and issuance of new equivalent uncertificated shares or certificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the corporation.
Section 4.Record Date; Ministerial Review of Consents.
(a)    In order that the corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than 60 days nor less than 10 days before the date of such meeting. If the board of directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the board of directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day immediately before the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix the record date for stockholders entitled to notice of such adjourned meeting, which record date may be the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting.
(b)    For purposes of determining the stockholders entitled to express consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the board of directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the attention of the secretary of the corporation, request the board of directors to fix a record date. The board of directors shall promptly, but in all events within 10 days after the date on which such a request is received, adopt a resolution fixing the record date. The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the board of directors is necessary and no record date has been fixed by the board of directors, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when prior action by the board of directors is necessary and no record date has been fixed by the board of directors, shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

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    In the event of the delivery, in the manner provided by the preceding paragraph, to the corporation of the requisite written consent or consents to take corporate action and/or any related revocation or revocations, unless the board of directors otherwise determines, the corporation promptly shall engage nationally recognized independent inspectors of elections for the purpose of promptly performing a ministerial review of the validity of the consents and revocations. For the purpose of permitting the inspectors to perform such review, no action by written consent without a meeting shall be effective until such date as the independent inspectors certify to the corporation that the consents delivered to the corporation in accordance with the preceding paragraph represent at least the minimum number of votes that would be necessary to take the corporate action. Nothing contained in this paragraph shall in any way be construed to suggest or imply that the corporation, any stockholder or director, or any officer whose title or office is contested, shall not be entitled to contest the validity of any consent or revocation thereof, whether before or after such certification by the independent inspectors, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation). The cost of retaining inspectors of elections shall be borne by the corporation.
(c)    In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.
Section 5.Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
Article VII

CERTAIN TRANSACTIONS
Section 1.Transactions with Interested Parties. No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee thereof which authorizes the contract or transaction or solely because any such director’s or officer’s votes are counted for such purpose, if:
(a)the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or
(b)the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon,

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and the contract or transaction is specifically approved in good faith by vote of the stockholders; or
(c)the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee thereof, or the stockholders.
Section 2.Quorum. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.
Article VIII

GENERAL PROVISIONS
Section 1.Dividends. Dividends upon the capital stock of the corporation, if any, may be declared by the board of directors at any regular or special meeting or by written consent, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation.
Section 2.Reserves. The directors may set apart out of any funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.
Section 3.Checks. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the board of directors, or such officers of the corporation as may be designated by the board of directors to make such designation, may from time to time designate.
Section 4.Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the board of directors.
Section 5.Seal. The board of directors may, by resolution, adopt a corporate seal. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the word “Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced. The seal may be altered from time to time by the board of directors.
Section 6.Facsimile and Electronic Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these bylaws, facsimile and electronic signatures of any officer or officers of the corporation may be used.
Section 7.Exclusive Forum.
(a)Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director or officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim against the corporation or any director or officer or other employee of the corporation arising pursuant to any provision of the DGCL or the certificate of incorporation or these bylaws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim against the corporation or any director or officer or other employee of the corporation governed by the internal affairs doctrine shall be the Court of

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Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware).
(b)Unless the corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any claim arising under the Securities Act or any rule or regulation promulgated thereunder (in each case, as amended from time to time) shall be the federal district courts of the United States; provided, however, that if the foregoing provisions of this Section 7(b) are, or the application of such provisions to any person or entity or any circumstance is, illegal, invalid or unenforceable, the sole and exclusive state court forum for any claim arising under the Securities Act or any rule or regulation promulgated thereunder (in each case, as amended from time to time) shall be the Court of Chancery of the State of Delaware.
(c)Notwithstanding anything to the contrary in these bylaws, the foregoing provisions of this Section 7 shall not apply to any claim seeking to enforce any liability, obligation or duty created by the Exchange Act or any rule or regulation promulgated thereunder (in each case, as amended from time to time) to the extent such application would be contrary to law.
(d)To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section 7.
Article IX

AMENDMENTS
These bylaws may be altered, amended or repealed or new bylaws may be adopted by the stockholders or by the board of directors, when such power is conferred upon the board of directors by the certificate of incorporation, at any meeting of the stockholders or of the board of directors.

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